                                                                     Exhibit 5.1


                            THOMPSON HINE & FLORY LLP
                           2000 COURTHOUSE PLAZA, N.E.
                                  P.O. BOX 8801
                             DAYTON, OHIO 45401-8801
                                 (937) 443-6600


October 26,  1999

Amcast Industrial Corporation
7887 Washington Village Drive
Dayton, Ohio 45401

Ladies and Gentlemen:

We have acted as counsel to Amcast Industrial Corporation, an Ohio corporation (the "Company"), in connection with the Amcast Industrial Corporation 401(k) Salary Deferral Plan for Bargaining Unit Employees - Plan 2 (the "Plan") and the preparation of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission in connection therewith.

Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permits us to render an informed opinion on the matters set forth herein.

Based upon the foregoing, it is our opinion that the common shares of the Company to be offered and sold under the Plan have been duly authorized and when sold in accordance with the terms of the Plan, will be fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plan.

                                                   Very truly yours,

                                                   /s/ Thompson Hine & Flory LLP